Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-200212
333-200212-02
333-200212-05

PROSPECTUS ADDENDUM (to Prospectus Supplement dated May 9, 2006 and Prospectus dated November 14, 2014)

$1,000,000,000

UBS Preferred Funding Trust V

6.243% Noncumulative Trust Preferred Securities

representing a corresponding amount of

6.243% Noncumulative Company Preferred Securities

of

UBS Preferred Funding Company LLC V

Guaranteed on a subordinated basis by

UBS AG

CUSIP No.: 90264AAA7

The initial offering of your securities took place on May 9, 2006. We delivered the original prospectus supplement dated May 9, 2006 relating to your securities attached to a “base” prospectus dated March 27, 2006.

We have now prepared a new “base” prospectus dated November 14, 2014. This new base prospectus replaces the base prospectus dated March 27, 2006. However, since the terms of your securities have remained the same, we are continuing to use the original prospectus supplement dated May 9, 2006.

As a result, you should read the original prospectus supplement for your securities dated May 9, 2006, which gives the specific terms of your securities, together with the new base prospectus dated November 14, 2014. When you read these documents, please note that all references in the original prospectus supplement to the base prospectus dated March 27, 2006, or to any sections of that base prospectus, should refer instead to the new base prospectus dated November 14, 2014, or to the corresponding section of that new base prospectus.

In addition, please disregard the table of contents for the base prospectus dated March 27, 2006 that is provided in the original prospectus supplement dated May 9, 2006. A table of contents for the new base prospectus is provided on page 2 of the new base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS AG may use this prospectus addendum, together with the original prospectus supplement dated May 9, 2006, and the new base prospectus, in connection with offers and sales of the securities in market-making transactions. Please see “Underwriting” in the prospectus supplement dated May 9, 2006 and “Plan of Distribution” in the new base prospectus dated November 14, 2014.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Addendum dated November 14, 2014